Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Bar Harbor Bankshares of our reports dated March 15, 2016 relating to the audits of the consolidated financial statements and internal control over financial reporting of Lake Sunapee Bank Group, included in the Annual Report on Form 10-K of Lake Sunapee Bank Group for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in the Prospectus included in this Registration Statement.

/s/ BAKER NEWMAN & NOYES LLC

Peabody, Massachusetts

July 19, 2016